Exhibit 99.1

Caterpillar Financial Services Corporation
4Q 2025 Earnings Release
January 29, 2026

FOR IMMEDIATE RELEASE

Cat Financial Reports Fourth-Quarter and Full-Year 2025 Results

Fourth-Quarter 2025 vs. Fourth-Quarter 2024
Cat Financial reported fourth-quarter 2025 revenues of $949 million, an increase of $66 million, or 7%, compared with $883 million in the fourth quarter of 2024. The increase in revenues was primarily due to a favorable impact from higher average earning assets of $89 million, partially offset by an unfavorable impact from lower average financing rates of $18 million. Fourth-quarter 2025 profit was $139 million, a decrease of $218 million, or 61%, compared with $357 million in the fourth quarter of 2024.
Fourth-quarter 2025 profit before income taxes was $193 million, an increase of $53 million, or 38%, compared with $140 million in the fourth quarter of 2024. The increase was mainly due to a favorable impact from higher average earning assets of $34 million and lower provision for credit losses of $19 million.
The provision for income taxes was $54 million for the fourth quarter of 2025 compared with a benefit of $217 million for the fourth quarter of 2024. The benefit from income taxes for the fourth quarter of 2024 included a non-cash tax benefit of $224 million from a tax law change related to currency translation.
During the fourth quarter of 2025, retail new business volume was $4.07 billion, an increase of $379 million, or 10%, compared with $3.69 billion in the fourth quarter of 2024. The increase was driven by higher volume across all segments.
At the end of 2025, past dues were 1.37%, compared with 1.56% at the end of 2024. Write-offs, net of recoveries, were $101 million for 2025, compared with $115 million for 2024. As of December 31, 2025, the allowance for credit losses totaled $284 million, or 0.86% of finance receivables, compared with $267 million, or 0.91% of finance receivables at December 31, 2024.

Full-Year 2025 vs. Full-Year 2024
Cat Financial reported revenues of $3.63 billion for 2025, an increase of $145 million, or 4%, compared with $3.49 billion for 2024. The increase in revenues was primarily due to a favorable impact from higher average earning assets of $222 million, partially offset by an unfavorable impact from lower average financing rates of $68 million. Profit was $540 million for 2025, a decrease of $58 million, or 10%, compared with $598 million for 2024.
Profit before income taxes was $734 million for 2025, an increase of $201 million, or 38%, compared with $533 million for 2024. The increase was primarily driven by the absence of a $210 million loss on divestiture of a non-U.S. entity in 2024 and a favorable impact from higher average earning assets of $90 million, partially offset by the absence of an insurance settlement of $33 million in 2024 and higher provision for credit losses of $31 million.
The provision for income taxes was $193 million for 2025 compared with a benefit of $66 million for 2024. The benefit from income taxes for 2024 included a non-cash tax benefit of $224 million from a tax law change related to currency translation.
During 2025, retail new business volume was $14.26 billion, an increase of $1.02 billion, or 8%, compared with $13.24 billion for 2024. The increase was driven by higher volume across all segments except Mining.
“Cat Financial closed the year with strong retail new business volume and past dues at historical lows,” said Dave Walton, President of Cat Financial and Senior Vice President with responsibility for the Financial Products Division of Caterpillar Inc. “The Cat Financial team remains focused on executing our strategy and supporting Caterpillar customers and dealers with financial services solutions, positioning us well for long-term profitable growth.”
About Cat Financial
Cat Financial is a subsidiary of Caterpillar, the world’s leading manufacturer of construction and mining equipment, off-highway diesel and natural gas engines, industrial gas turbines, and diesel-electric locomotives. Cat Financial provides a wide range of financing solutions to customers and Cat® dealers for machines, engines, Solar® turbines, genuine Cat parts and services. Headquartered in Nashville, Tennessee, Cat Financial serves customers globally with offices and subsidiaries located throughout North and South America, Asia, Australia, Europe and Africa. Visit cat.com to learn more about Cat Financial.

Caterpillar media contact: Tiffany Heikkila, 832-573-0958 or tiffany.heikkila@cat.com

STATISTICAL HIGHLIGHTS:

FOURTH-QUARTER 2025 VS. FOURTH-QUARTER 2024
(ENDED DECEMBER 31)
(Millions of dollars)

	2025	2024	CHANGE
Revenues	$949	$883	7%
Profit Before Income Taxes	$193	$140	38%
Profit (excluding profit attributable to noncontrolling interests)	$139	$357	(61)%
Retail New Business Volume	$4,071	$3,692	10%
Total Assets	$38,313	$34,084	12%

FULL-YEAR 2025 VS. FULL-YEAR 2024
(ENDED DECEMBER 31)
(Millions of dollars)

	2025	2024	CHANGE
Revenues	$3,634	$3,489	4%
Profit Before Income Taxes	$734	$533	38%
Profit (excluding profit attributable to noncontrolling interests)	$540	$598	(10)%
Retail New Business Volume	$14,264	$13,242	8%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “estimate,” “will be,” “will,” “would,” “expect,” “anticipate,” “plan,” “project,” “intend,” “could,” “should” or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance and speak only as of the date they are made, and we do not undertake to update our forward-looking statements.

Cat Financial’s actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) disruptions or volatility in global financial markets limiting our sources of liquidity or the liquidity of our customers, dealers and suppliers; (ii) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (iii) changes in interest rates, currency fluctuations or market liquidity conditions; (iv) an increase in delinquencies, repossessions or net losses of our customers; (v) residual values of leased equipment; (vi) our compliance with financial and other restrictive covenants in debt agreements; (vii) government monetary or fiscal policies; (viii) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (ix) demand for Caterpillar products; (x) marketing, operational or administrative support received from Caterpillar; (xi) our ability to develop, produce and market quality products that meet our customers’ needs; (xii) information technology security threats and computer crime; (xiii) alleged or actual violations of trade or anti-corruption laws and regulations; (xiv) new regulations or changes in financial services regulations; (xv) additional tax expense or exposure; (xvi) changes in accounting guidance; (xvii) catastrophic events, including global pandemics such as the COVID-19 pandemic; and (xviii) other factors described in more detail in Cat Financial’s Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission.